EXECUTION COPY







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                             STOCK OPTION AGREEMENT


                                     Between

                            WESTERN GOLDFIELDS, INC.

                                       and

                              ROMARCO MINERALS INC.


                           Dated as of August 25, 2005









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                                TABLE OF CONTENTS

                                                                         Page
                                    ARTICLE I

                                THE STOCK OPTION

SECTION 1.01. Grant of Stock Option.........................................1
SECTION 1.02. Exercise of Stock Option......................................1
SECTION 1.03. Conditions to Closing.........................................4
SECTION 1.04. Closings......................................................4
SECTION 1.05. Adjustments upon Share Issuances, Changes in
              Capitalization, Etc...........................................5

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF WESTERN

SECTION 2.01. Authority Relative to This Agreement..........................6
SECTION 2.02. Authority to Issue Shares.....................................6
SECTION 2.03. No Conflict; Required Filings and Consents....................6
SECTION 2.04. Board Action; Rights Agreement................................7

                                   ARTICLE III

                              COVENANTS OF WESTERN

SECTION 3.01. Listing: Other Action.........................................7
SECTION 3.02. Registration..................................................8

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF ROMARCO

SECTION 4.01. Authority Relative to This Agreement..........................9
SECTION 4.02. No Conflict; Required Filings and Consents...................10

                                    ARTICLE V

                              COVENANTS OF ROMARCO

SECTION 5.01. Distribution.................................................10

                                   ARTICLE VI

                     REPURCHASE ELECTION; PROFIT LIMITATION

SECTION 6.01. Repurchase Election..........................................10
SECTION 6.02. Profit Limitation............................................11

                                   ARTICLE VII

                                  MISCELLANEOUS

SECTION 7.01. Amendment; No Waiver.........................................12
SECTION 7.02. Fees and Expenses............................................12
SECTION 7.03. Notices......................................................13
SECTION 7.04. Severability.................................................14
SECTION 7.05. Entire Agreement; Assignment.................................14
SECTION 7.06. Parties in Interest..........................................14
SECTION 7.07. Specific Performance.........................................14
SECTION 7.08. Governing Law................................................14
SECTION 7.09. Waiver of Jury Trial.........................................15
SECTION 7.10. Headings.....................................................15
SECTION 7.11. Counterparts.................................................15

      STOCK OPTION AGREEMENT, dated as of August 25, 2005 (this "Agreement"), between ROMARCO MINERALS INC., an Ontario corporation ("Romarco"), and WESTERN GOLDFIELDS, INC., an Idaho corporation ("Western").

      WHEREAS, Romarco and Western propose to enter into an agreement and plan of merger and reorganization (such agreement, as may be entered into, being referred to as the "Merger Agreement"), which will provide, upon the terms and subject to the conditions thereof, for, among other things, the merger of a wholly-owned subsidiary of Romarco ("Merger Sub") with and into Western; and

      WHEREAS, in order to induce Romarco to enter into the Merger Agreement, Western has agreed to grant Romarco an option to purchase up to such number of newly issued or treasury shares of common stock, par value $0.01 per share, of Western ("Western Common Stock") as equals 19.9% of the issued and outstanding shares of Western Common Stock at the first time of exercise of the Stock Option (as defined below), in accordance with the terms of this Agreement;

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

                                   ARTICLE I

                                THE STOCK OPTION

      SECTION 1.01. Grant of Stock Option. Western hereby grants to Romarco an irrevocable option (the "Stock Option") to purchase on the terms and subject to the conditions set forth herein, up to such number of shares of Western Common Stock as equals 19.9% of the issued and outstanding shares of Western Common Stock at the first time of exercise of the Stock Option (the "Option Shares") at a cash purchase price per Option Share equal to US$0.16 (the "Purchase Price").

      SECTION 1.02. Exercise of Stock Option. (a) Subject to the conditions set forth in Section 1.03 and to any additional requirements of any applicable United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order and the requirements of any stock exchange on which the Western Common Stock may be listed or traded ("Law"), the Stock Option may be exercised by Romarco, in whole or in part, at any time or from time to time after the occurrence of an Exercise Event (as defined below) and prior to the Termination Date (as defined below). The Stock Option shall terminate and be of no further force and effect (A) if the Merger Agreement has not been executed by September 15, 2005 (or such other date, if any, agreed to by the parties in writing extending the termination date set forth in that certain letter agreement between the parties, dated June 22, 2005, as amended on August 18, 2005), upon the later of (i) the close of business on March 15, 2006 and
(ii) the close of business on the day 12 months after the occurrence of an Exercise Event, so long as the Exercise Event occurs prior to March 15, 2006, or
(B) if the Merger Agreement has been executed by September 15, 2005 (or such other date, if any, agreed to by the parties in writing extending the termination date set forth in that certain letter agreement between the parties, dated June 22, 2005, as amended on August 18, 2005), upon the earliest to occur of (i) the filing of a certificate of merger, evidencing the merger of a wholly-owned subsidiary of Romarco with and into Western, with the Secretary of State of the State of Idaho in such form as is required by, and in accordance with, the Idaho Business Corporation Act (the "Effective Time"), (ii) the close of business on the day 12 months after the occurrence of an Exercise Event,
(iii) the close of business on the day 180 days after the date full payment is made by Western to Romarco under any Break Fee Provisions (as defined below) and
(iv) the close of the business on the date that Romarco is no longer potentially entitled to receive any payment pursuant to any Break Fee Provisions if the Merger Agreement has been executed (such date as described in (A) and (B) above being referred to herein as the "Termination Date"). Notwithstanding the termination of the Stock Option, Romarco shall be entitled to purchase those Option Shares with respect to which it has exercised the Stock Option in accordance with the terms hereof prior to the Termination Date. The periods related to the exercise of the Stock Option and the other rights of Romarco hereunder shall be extended (i) to the extent necessary to obtain all regulatory approvals required for the exercise of such rights, and for the expiration of all statutory waiting periods, and (ii) to the extent necessary to avoid liability under section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), by reason of such exercise. Notwithstanding anything to the contrary contained in this Section 1.02, a portion of the Stock Option may be exercised pursuant to Section 1.02(c) hereof and a portion may be exercised pursuant to Section 1.02(d) hereof at the Closing (as defined below).

      (b) An "Exercise Event" shall occur for purposes of this Agreement upon the occurrence of (i) if the Merger Agreement has not been executed, public announcement of a Competing Transaction or (ii) if the Merger Agreement has been executed, any event as a result of which Romarco is entitled to receive fees from Western pursuant to any Break Fee Provisions.

      (c) In the event Romarco wishes to exercise the Stock Option, Romarco shall send a written notice (a "Stock Exercise Notice") to Western specifying the total number of Option Shares it wishes to purchase, the denominations of the certificate or certificates evidencing such Option Shares that Romarco wishes to receive, a date (subject to the earlier satisfaction or waiver of the conditions set forth in Section 1.03), that shall be a business day that is not later than 10 business days and not earlier than the fifth business day after delivery of such notice, and place for the closing of such purchase (a "Closing").

      (d) If at any time the Stock Option is then exercisable pursuant to the terms of Section 1.02(a), Romarco may elect, in lieu of exercising the Stock Option to purchase Option Shares as provided in Section 1.02(a), to send a written notice to Western (a "Cash Exercise Notice") specifying a date not later than 10 business days and not earlier than the fifth business day after delivery of such notice, on which date Western shall pay to Romarco an amount in cash equal to the Spread (as defined below) multiplied by such number of Option Shares as Romarco shall specify in the Cash Exercise Notice. As used in this Agreement, "Spread" shall mean the excess, if any, over the Purchase Price of the higher of (x) if applicable, the highest price per share of Western Common Stock paid or to be paid by any person upon consummation of an Acquisition Proposal (as defined below) (the "Competing Purchase Price") and (y) the closing price of the shares of Western Common Stock on the OTC Bulletin Board on the last trading day immediately prior to the date of the Cash Exercise Notice (for purposes of this Section 1.02) or the Repurchase Notice (for purposes of Section 6.01) (the "Closing Price"). If the Competing

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Purchase Price includes any property other than cash, the Competing Purchase
Price shall be the sum of (i) the fixed cash amount, if any, included in the Competing Purchase Price plus (ii) the fair market value of such other property. If such other property consists of securities with an existing public trading market, the average of the closing prices (or the average of the closing bid and asked prices if closing prices are unavailable) for such securities in their principal public trading market on the five trading days ending five days prior to the date of the Cash Exercise Notice (for purposes of this Section 1.02) or the Repurchase Notice (for purposes of Section 6.01) shall be deemed to equal the fair market value of such property. If such other property consists of something other than cash or securities with an existing public trading market and, as of the payment date for the Spread, agreement on the value of such other property has not been reached, the Competing Purchase Price shall be deemed to be the amount of any cash included in the Competing Purchase Price plus the fair market value of such other property (as determined by a nationally recognized investment banking firm jointly selected by Romarco and Western). For this purpose, the parties shall use their reasonable best efforts to cause any determination of the fair market value of such other property to be made within three business days after the date of delivery of the Cash Exercise Notice (for purposes of this Section 1.02) or the Repurchase Notice (for purposes of Section 6.01). Upon exercise of its right to receive the Spread pursuant to this Section 1.02(d), the obligations of Western to deliver Option Shares pursuant to Section
1.03 shall be terminated with respect to such number of Option Shares subject to the Cash Exercise Notice.

      (e) "Break Fee Provisions" means any provisions of the Merger Agreement which provide for Western paying Romarco a fee (which fee must include more than solely the reimbursement of expenses) upon the occurrence of the termination of the Merger Agreement, with any conditions or restrictions as such provisions may provide.

      (f) A "Competing Transaction" means any of the following (other than any transaction contemplated in the Merger Agreement): (i) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving Western or any Western subsidiary; (ii) any sale, lease, exchange, transfer or other disposition of assets or businesses of Western that constitutes or represents 15% or more of the assets of Western and its subsidiaries, taken as a whole;
(iii) any sale, exchange, transfer or other disposition of 20% or more of any class of equity securities of Western or any Western subsidiary, other than any issuance by Western in a bona fide financing transaction on an underwritten or agency basis with an investment bank or other institutional investor which will not result in a change of control; (iv) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 20% or more of any class of equity securities of Western or any Western subsidiary; (v) any solicitation in opposition to approval and adoption of the Merger Agreement by Western's shareholders; or (vi) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay any of the transactions contemplated by the Merger Agreement.

      (g) An "Acquisition Proposal" means any proposal involving any of the following transactions (other than any transaction contemplated by the Merger Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Western pursuant to which the shareholders of Western immediately preceding such transaction hold less than fifty percent (50%) of the aggregate equity interests in

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the surviving or resulting entity of such transaction or of any direct or indirect parent thereof; (ii) a sale or other disposition by Western of assets representing in excess of fifty percent (50%) of the aggregate fair market value of the business of Western immediately prior to such sale or other disposition;
(iii) an acquisition by any person or group (including by way of a tender offer or an exchange offer or an issuance of capital stock by Western), directly or indirectly, of beneficial ownership of fifty percent (50%) or more of the voting power of the then outstanding shares of capital stock of Western; (iv) the adoption by Western of a plan of liquidation or the declaration or payment of an extraordinary dividend; or (v) the repurchase by Western or any of their subsidiaries of 50% or more of the outstanding shares of capital stock of Western.

      SECTION 1.03. Conditions to Closing. The obligation of Western to deliver Option Shares or pay the Spread, as applicable, upon any exercise of the Stock Option is subject to the conditions that:

            (a) all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body and or any stock exchange on which the Western Common Stock may be listed or traded (a "Governmental Authority"), if any, required in connection with the issuance of Option Shares hereunder, shall have been obtained or made, as the case may be; and

            (b) there shall be no preliminary or permanent injunction or other final, non-appealable judgment by a court of competent jurisdiction preventing or prohibiting such exercise of the Stock Option, the delivery of the Option Shares or payment of the Spread in respect of such exercise.

      SECTION 1.04. Closings. At each Closing, (i) in the event of a Closing pursuant to Section 1.02(c), Western shall deliver to Romarco a certificate or certificates evidencing the applicable number of Option Shares (in the denominations specified in the Stock Exercise Notice), and Romarco shall purchase each such Option Share from Western at the Purchase Price, or (ii) in the event of a Closing pursuant to Section 1.02(d), Western shall deliver to Romarco cash in an amount determined pursuant to Section 1.02(d), net of any required tax withholding. All payments made pursuant to this Agreement shall be made by wire transfer of immediately available funds to an account designated in writing not later than one business day prior to such Closing by Romarco to Western or by Western to Romarco, as the case may be; provided, however, that the failure or refusal of Western to designate such bank account shall not preclude Romarco from exercising its Stock Option. Upon delivery by Romarco to Western of the Stock Exercise Notice and the tender of the applicable cash as described above in this Section 1.04, Romarco shall be deemed to be the holder of record of the shares of Western Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Western shall then be closed or that certificates representing such shares of Western Common Stock shall not then be actually delivered to Romarco. Certificates evidencing Option Shares delivered hereunder may, at Western's election, contain the following legend:

      THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, OR AN EXEMPTION THEREFROM.

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

Western shall, upon the written request of the holder thereof, issue such holder a new certificate evidencing such Option Shares without such legend in the event
(x) such Option Shares have been registered pursuant to the Securities Act of 1933, as amended (the "Securities Act"), (y) such Option Shares have been sold in reliance on and in accordance with Rule 144 under the Securities Act or (z) such holder shall have delivered to Western an opinion of counsel, which opinion shall, in Western's reasonable judgment, be satisfactory in form and substance to Western, to the effect that subsequent transfers of such Option Shares may be effected without registration under the Securities Act.

      SECTION 1.05. Adjustments upon Share Issuances, Changes in Capitalization, Etc. (a) In the event of any change in Western Common Stock or in the number of outstanding shares of Western Common Stock by reason of a stock dividend, split-up, recapitalization, combination, exchange of shares or similar transaction or any other extraordinary change in the corporate or capital structure of Western (including, without limitation, the declaration or payment of an extraordinary dividend of cash, securities or other property), the type and number of shares or securities to be issued by Western upon exercise of the Stock Option shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Romarco shall receive upon exercise of the Stock Option the number and class of shares or other securities or property that Romarco would have received in respect of Western Common Stock if Romarco had exercised the Stock Option immediately prior to such event or the record date therefor, as applicable, and had elected (to the fullest extent it would have been permitted to elect) to receive such securities, cash or other property.

      (b) In the event that Western shall enter into an agreement (other than the Merger Agreement) (i) to consolidate with or merge into any person, other than Romarco or Merger Sub and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Romarco or Merger Sub, to merge into Western and Western shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Western Common Stock shall be changed into or exchanged for stock or other securities of Western or any other person or cash or any other property or then outstanding shares of Western Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the surviving corporation or (iii) to sell or otherwise transfer assets representing more than 50% of its assets to any person, other than Romarco or any of its subsidiaries, then, and in each such case, proper provision shall be made in the agreements governing such transaction so that Romarco shall receive upon exercise of the Stock Option the number and class of shares or other securities or property that Romarco would have received in respect of Western Common Stock if Romarco had exercised the Stock Option immediately prior to such transaction or the record date therefor, as applicable, and had elected (to the fullest extent it would have been permitted to elect) to receive such securities, cash or other property.

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

      (c) The provisions of this Agreement, including, without limitation, Sections 1.01, 1.02, 1.04, 3.01 and 3.02, shall apply with appropriate adjustments to any securities for which the Stock Option becomes exercisable pursuant to this Section 1.05.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF WESTERN

      Western hereby represents and warrants to Romarco as follows:

      SECTION 2.01. Authority Relative to This Agreement. Western is a corporation duly organized, validly existing and in good standing under the laws of the State of Idaho. Western has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Western and the consummation by Western of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Western are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Western and, assuming the due authorization, execution and delivery by Romarco, constitutes the legal, valid and binding obligation of Western, enforceable against Western in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors' rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

      SECTION 2.02. Authority to Issue Shares. Western has taken all necessary corporate action to authorize and reserve and permit it to issue, and at all times from the date hereof until such time as the obligation to deliver Option Shares upon the exercise of the Stock Option terminates, will have reserved, all the Option Shares issuable pursuant to this Agreement, and Western will take all necessary corporate action to authorize and reserve and permit it to issue all additional shares of Western Common Stock or other securities that may be issued pursuant to Section 1.05, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and shall be delivered free and clear of all claims, liens, charges, encumbrances and security interests of any kind whatsoever and not subject to any preemptive rights.

      SECTION 2.03. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Western do not, and the performance of this Agreement by Western will not, (i) conflict with or violate the Certificate of Incorporation or By-laws or equivalent organizational documents of Western or any subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 2.03(b) have been obtained and all filings and obligations described in Section 2.03(b) have been made, conflict with or violate any Law applicable to Western or any subsidiary or by which any property or asset of Western or any subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or

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

cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Western or any subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences as would not materially impair the ability of Western to consummate the transactions contemplated by this Agreement and would not, individually or in the aggregate, have a Material Adverse Effect (defined below).

      (b) The execution and delivery of this Agreement by Western do not, and the performance of this Agreement by Western will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Blue Sky Laws and state takeover laws and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not materially impair the ability of Western to consummate the transactions contemplated by this Agreement, and would not, individually or in the aggregate, have a Material Adverse Effect.

      (c) A "Material Adverse Effect" means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or is reasonably likely to be materially adverse to (i) the business, prospects, condition (financial or otherwise), assets, liabilities or results of operations of Western and its subsidiaries taken as a whole or (ii) the ability of Western to perform its obligations under this Agreement or the Merger Agreement; provided, however, that clause (i) shall not include any event, circumstance, change or effect resulting from (x) changes in general economic conditions or changes in securities markets in general, (y) general changes in the industries in which Western and its subsidiaries operate, except those events, circumstances, changes or effects that adversely affect Western and its subsidiaries to a materially greater extent than they affect other entities operating in such industries or (z) the public announcement or pendency of the transactions contemplated by the Merger Agreement.

      SECTION 2.04. Board Action; Rights Agreement. To the knowledge of Western, no state takeover statute is applicable to the purchase by Romarco pursuant to this Agreement of shares of Western Common Stock.

                                  ARTICLE III

                              COVENANTS OF WESTERN

      SECTION 3.01. Listing; Other Action. (a) Western shall, at its sole expense, use its best efforts to cause the Option Shares to be approved for listing or quotation on the OTC Bulletin Board, subject to notice of issuance, as promptly as practicable following an Exercise Event, and shall provide prompt notice to the OTC Bulletin Board of the issuance of each Option Share, except to the extent the delivery of the Option Shares can be satisfied with shares of Western Common Stock held in treasury by Western.

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

      (b) Western shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using its reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities. Without limiting the generality of the foregoing, Western shall, when required in order to effect the transactions contemplated by this Agreement, make all necessary filings, and thereafter make any other required or appropriate submissions, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and shall supply as promptly as practicable to the appropriate Governmental Authority any additional information and documentary material that may be requested pursuant to the HSR Act.

      SECTION 3.02. Registration. (a) In the event that Romarco shall desire to sell any of the Option Shares within two years after the purchase of such Option Shares pursuant hereto, and such sale requires, in the opinion of counsel to Romarco (which opinion shall be, in the reasonable judgment of Western and its counsel, satisfactory in form and substance to Western and its counsel) registration of such Option Shares under the Securities Act, Western shall cooperate with Romarco and any underwriters in registering such Option Shares for resale, including, without limitation, promptly filing a registration statement which complies with the requirements of applicable federal and state securities laws and entering into an underwriting agreement with such underwriters upon such terms and conditions as are customarily contained in underwriting agreements with respect to secondary distributions; provided, however, that Western shall not be required to file such registration statement if, at the time, Western is not obligated to file periodic reports under the Exchange Act; provided further, that Western shall not be required to have declared effective more than three registration statements hereunder and shall be entitled to delay the filing or effectiveness of any registration statement or suspend the availability of any registration statement for a period not to exceed 90 days in the aggregate for valid business reasons, to be determined by Western in its sole judgment (which shall not include the avoidance of Western's obligations hereunder), including, without limitation, if the offering would require premature disclosure of any material corporate development or otherwise interfere with or adversely affect any pending or proposed offering of securities of Western or any other material transaction involving Western. Western shall use its reasonable best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 90 days from the day such registration statement first becomes effective. If requested by Romarco in connection with such registration, Western shall become a party to any underwriting agreement relating to the sale of such Option Shares on terms and including obligations and indemnities that are customary in secondary distributions.

      (b) If Western at any time after the exercise of the Stock Option proposes to register any shares of Western Common Stock under the Securities Act in connection with an underwritten public offering of such Western Common Stock, Western will promptly give written notice to Romarco of its intention to do so and, upon the written request of Romarco given within 30 days after receipt of any such notice (which request shall specify the number of shares of Western Common Stock intended to be included in such underwritten public offering by Romarco), Western will cause all such shares for which Romarco requests participation in such registration, to be so registered and included in such underwritten public offering; provided, however, that Western may elect not to cause any such shares to be so registered (i) if the

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

underwriters in good faith object for valid business reasons or (ii) in the case of a registration solely to implement an employee benefit plan or a registration statement filed on Form S-4 of the Securities Act (or any successor form thereto); provided further that Western may make an election pursuant to clause
(i) not more than one time.

      (c) If the Western Common Stock is registered pursuant to the provisions of this Section 3.02, Western agrees (i) to furnish copies of the registration statement and prospectus relating to the Option Shares covered thereby in such numbers as Romarco may from time to time reasonably request and (ii) if any event shall occur as a result of which it becomes necessary to amend or supplement any registration statement or prospectus, to prepare and file under applicable securities laws such amendments and supplements as may be necessary to keep available for at least 90 days a prospectus covering the Western Common Stock meeting the requirements of such securities laws, and to furnish Romarco such numbers of copies of the registration statement and prospectus as amended or supplemented as may reasonably be requested. Western shall bear the entire cost of the registration, including, but not limited to, all registration and filing fees, printing expenses, and fees and disbursements of counsel and accountants for Western, except that Romarco shall pay the fees and disbursements of its counsel and the underwriting fees and selling commissions applicable to the shares of Western Common Stock sold by Romarco. Western shall indemnify and hold harmless Romarco, its affiliates and its officers and directors from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorney's fees) arising out of or based upon any statements contained in, omissions or alleged omissions from, each registration statement filed pursuant to this Section 3.02; provided, however, that this provision shall not apply to any loss, liability, claim, damage or expense to the extent it arises out of any untrue statement or omission made in reliance upon and in conformity with written information furnished to Western by Romarco, its affiliates and its officers and other representatives expressly for use in any registration statement (or any amendment thereto) or any preliminary prospectus filed pursuant to this Section 3.02.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF ROMARCO

      Romarco hereby represents and warrants to Western as follows:

      SECTION 4.01. Authority Relative to This Agreement. Romarco is a corporation duly organized, validly existing and in good standing under the laws of Ontario. Romarco has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Romarco and the consummation by Romarco of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Romarco are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Romarco and, assuming due authorization, execution and delivery by Western, constitutes legal, valid and binding obligations of Romarco enforceable against Romarco in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors' rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

      SECTION 4.02. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Romarco do not, and the performance of this Agreement by Romarco will not, (i) conflict with or violate the Articles of Incorporation or By-laws of Romarco, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.02(b) have been obtained and all filings and obligations described in Section 4.02(b) have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Romarco or by which any property or asset of Romarco is bound or affected, or (iii) result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Romarco pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Romarco is a party or by which Romarco or any property or asset of Romarco is bound or affected, except, with respect to clauses (ii) and
(iii), for any such conflicts, violations, breaches, defaults or other occurrences would not materially impair the ability of Romarco to consummate the transactions contemplated by this Agreement.

      (b) The execution and delivery of this Agreement by Romarco do not, and the performance of this Agreement by Romarco will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws and the HSR Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not materially impair the ability of Romarco to consummate the transactions contemplated by this Agreement.

                                   ARTICLE V

                              COVENANTS OF ROMARCO

      SECTION 5.01. Distribution. Romarco shall acquire the Option Shares for investment purposes only and not with a view to any distribution thereof in violation of the Securities Act, and shall not sell any Option Shares purchased pursuant to this Agreement except in compliance with the Securities Act and applicable Blue Sky Laws.

                                   ARTICLE VI

                     REPURCHASE ELECTION; PROFIT LIMITATION

      SECTION 6.01. Repurchase Election. (a) Romarco shall have the option, at any time and from time to time commencing upon the first occurrence of an Exercise Event in which the consideration to be received by Western or its stockholders, as the case may be, upon consummation of an Acquisition Proposal consists in whole or in part of shares of capital stock of a third party and ending on the tenth business day after the first mailing to Western's stockholders of a proxy statement, tender offer statement or other disclosure or offering document relating to such Acquisition Proposal, to send a written notice to Western (a "Repurchase Notice") that it will require Western (or any successor entity thereof) to pay to Romarco the Repurchase Fee (as defined below) as provided in Section 6.01(b) below, upon delivery by Romarco of the shares of Western Common Stock acquired hereunder with respect to which Romarco then has beneficial ownership. The date on which Romarco delivers the Repurchase Notice under this Section 6.01 is referred to as the "Repurchase Request Date". The "Repurchase Fee" shall be equal to the sum of the following:

            (i) the aggregate Purchase Price paid by Romarco for any shares of Western Common Stock acquired pursuant to the Stock Option with respect to which Romarco then has beneficial ownership; and

            (ii) the Spread, multiplied by the number of shares of Western Common Stock with respect to which the Stock Option has been exercised and with respect to which Romarco then has beneficial ownership.

      (b) If Romarco exercises its rights under this Section 6.01, within five business days after the Repurchase Request Date, (i) Western shall pay by wire transfer to Romarco the Repurchase Fee in immediately available funds to an account designated in writing by Romarco to Western, net of any required tax withholding, and (ii) Romarco shall surrender to Western certificates evidencing the shares of Western Common Stock acquired hereunder with respect to which Romarco then has beneficial ownership, and Romarco shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all claims, liens, charges, encumbrances and security interests of any kind whatsoever.

      (c) Western shall use reasonable best efforts to ensure that it can fully perform all of its obligations under this Section 6.01 under applicable Law.

      (d) If and to the extent that Western is unable to perform any of its obligations under this Section 6.01 under applicable Law, Western shall make no distribution on any of its stock until such time as it has fully performed any such obligations.

      SECTION 6.02. Profit Limitation(a) . Notwithstanding any other provision of this Agreement, in no event shall Romarco's Total Profit (as defined below) exceed US$1 million (the "Maximum Amount") and, if it otherwise would exceed such Maximum Amount, Romarco, at its sole election, may (a) pay cash to Western,
(b) deliver to Western for cancellation Option Shares previously purchased by Romarco, (c) waive payment of any portion of any fee otherwise payable by Western to Romarco pursuant to any Break Fee Provisions, (d) increase the Purchase Price or (e) undertake any combination thereof, so that Romarco's actually realized Total Profit shall not exceed the Maximum Amount after taking into account the foregoing actions; provided, however, that nothing in this sentence shall restrict any exercise of the Stock Option permitted hereby on any subsequent date at the Purchase Price set forth in Section 1.01 hereof.

      "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the cash amount actually received by Romarco from Western in connection with the termination of the Merger Agreement (other than reimbursement for expenses) less any repayment by Romarco to Western pursuant to this Section 6.02 (including the value of any Option Shares delivered pursuant to Section 6.02(b) or Section 6.02(e)), (ii) (x) the net cash amounts or the fair market value of any property received by Romarco pursuant to the sale of Option Shares (or of any other securities into or for which such Option Shares are converted or exchanged), less (y) Romarco's purchase price for such Option Shares (or other securities)
(iii) the aggregate amounts received by Romarco pursuant to Sections 6.01(a)(ii) and 1.02(d) hereof; provided, however, that if Romarco sends a Stock Exercise Notice to Western, Total Profit shall mean the sum of (i), (ii) and (iii) determined as of the date of such Stock Exercise Notice, assuming that the Stock Option were exercised on such date for the number of Option Shares specified in such Stock Exercise Option, and assuming that such Option Shares, together with all other Option Shares previously acquired upon exercise of the Stock Option and held by Romarco and its affiliates as of such date, were sold for cash at the closing market price for Western Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

                                  ARTICLE VII

                                  MISCELLANEOUS

      SECTION 7.01. Amendment; No Waiver. (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Western and Romarco or in the case of a waiver, by the party against whom the waiver is to be effective.

      (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

      SECTION 7.02. Fees and Expenses. (a) Except as otherwise provided herein or in the Merger Agreement, all Expenses (as defined below) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

            (b) If Romarco exercises its rights under Section 1.02 or Section 6.01, Western shall pay by wire transfer to Romarco in immediately available funds to an account designated in writing by Romarco to Western, an amount equal to Romarco's Expenses. Such payment shall be in addition to any other rights contemplated under this Agreement and shall be made at the Closing if Romarco exercises its rights under Section 1.02, or within five business days after the Repurchase Request Date if Romarco exercises its rights under Section 6.01.

            (c) "Expenses", as used in this Agreement, shall include all reasonable out-of-pocket expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of a registration statement on Form F-4 and a proxy statement to be sent to the shareholders of Romarco and Western in connection with the Merger Agreement, the solicitation of shareholder approvals, and all other matters related to the closing of the transactions contemplated by the Merger Agreement, including any bona fide financing transaction entered into in connection with the Merger Agreement.

      SECTION 7.03. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the following addresses:

                           if to Romarco:

                                    Diane R. Garrett
                                    Romarco Minerals Inc.
                                    1500-885 West Georgia Street
                                    Vancouver BC  V6C 3E8
                                    Attention: Diane R. Garrett
                                    Facsimile No. (604) 688-9274
                                    Email: dgarrett@romarco.com

                           with a copy to:

                                    Shearman & Sterling LLP
                                    Commerce Court West
                                    Suite 4405, P.O. Box 247
                                    Toronto, Canada  M5L 1E8
                                    Attention: Jason Lehner
                                    Facsimile No: (416) 360-2958
                                    Email: jlehner@shearman.com

                           if to Western:

                                    Western Goldfields, Inc.
                                    961 Matley Lane, Suite 120
                                    Reno, NV 89502
                                    Attention: Toby Mancuso
                                    Facsimile No: (775) 337-9441
                                    Email: tmancuso@westerngoldfields.net

                           with a copy to:

                                    Troutman Sanders LLP
                                    The Chrysler Building
                                    405 Lexington Avenue
                                    New York, NY  10174
                                    Attention: Henry I. Rothman
                                    Facsimile No: (212) 704-6288
                                    Email: henry.rothman@troutmansanders.com

      SECTION 7.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

      SECTION 7.05. Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Romarco may assign all or any of its rights and obligations hereunder to any affiliate of Romarco, provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

      SECTION 7.06. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

      SECTION 7.07. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

      SECTION 7.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan of The City of New York. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and
(b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

      SECTION 7.09. Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other party hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 7.09.

      SECTION 7.10. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

      SECTION 7.11. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                 WESTERN GOLDFIELDS, INC.


                                 By:  /s/    Thomas K. Mancuso
                                      ----------------------------------------
                                      Name:  Thomas K. Mancuso
                                      Title: President and Chief Executive
                                             Officer


                                 ROMARCO MINERALS INC.


                                 By:  /s/    Diane R. Garrett
                                      ----------------------------------------
                                      Name:  Diane R. Garrett
                                      Title: President and Chief  Executive
                                             Officer



























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